Exhibit 10.5

R. Gerald Bailey

Box 273171

Houston, TX  77277

(832) 289-5312

January 13, 2011

Re:  Employment Agreement R. Gerald Bailey

In regards to my engagement with Vanguard Energy Corporation, I have commented below on maters pertinent to this arrangement.

I agree to the position of Chairman of the Board, to provide executive level guidance to Vanguard Energy in the application of good oil field operations practices, in the review and vetting of potential projects, and for the general management of specific programs.  I will be responsible for the highest level of executive control of the Company, its assets, and its personnel.  I will assist in the development and promotion of the assets of the Company, assist in funding efforts, and advise and assist in execution of the business plan.  I will represent the Company and use my credentials with outside parties, industry and professional organizations and government offices.

Specific terms are proposed as follows:

•                  This position is formalized and effective as of January 1, 2011, by action of the Board of Directors;

•                  A monthly retainer of $10,000 will apply;

•                  The retainer will cover a nominal 7 days monthly, as required at anytime throughout the month.  A daily rate of $1,000, or a pro-rata amount, will be invoiced for additional days of specific work above the nominal 7 days;

•                  Stock and stock option programs will be as awarded by the Company;

•                  Documented expenses are reimbursable for trips from my office in Houston for mileage at 50 cents, lodging, and meals; and

•                  Air travel will be premium economy class domestically, and business class internationally.

It is herewith disclosed that I do consulting as Bailey Petroleum LLC, I am an investor and partner in other ventures through Bailey Petroleum, and I have involvement in other businesses including, but not limited to, BCM Energy Partners, Ephraim Oil, and Apache Energy.  I will retain these relationships outside of Vanguard, with awareness that there be no conflicts of interest or time conflicts, and that where feasible I will leverage these connections to the benefit of Vanguard.

This agreement supersedes all prior agreements and/or understandings between us.

Agreed by VANGUARD ENERGY CORP.

/s/ R. Gerald Bailey	/s/ Warren M. Dillard
R. Gerald (Jerry) Bailey, P.E.	Warren M. Dillard, CEO

Vanguard Bailey Employ Agree 1-13-11